April 17, 2006

TO:	USPB MEMBERS
FROM:	STEVEN D. HUNT, CEO, U.S. PREMIUM BEEF
RE:	NEW NATURESOURCE™ NATURAL ANGUS GRID

Effective April 13, U.S. Premium Beef introduced a new all natural branded beef product- NatureSource™ Natural Angus Beef (www. naturesourcebeef.com). USPB has expanded its grid offerings to provide members the opportunity to produce product for the NatureSource™ brand. Cattle qualifying for NatureSource™ must be either Black or Red Angus as determined either by phenotype or genotype. They must be born and raised in the United States.

NatureSource™ cattle may never be given any antibiotics, hormone implants or ionophores. They must be fed a 100% vegetarian diet which means no animal byproducts from all species (including tallow) and they are required to be corn-fed for a minimum of the final 120 days in the feedlot. In addition, NatureSource™ cattle must be traceable to the ranch of origin and humanely raised and handled as defined by U.S. Premium Beef.

NatureSource™ cattle will be purchased on one of three payment methods:

1. USPB's Base grid with the following changes in the terms of that grid:
✓Natural Allowance	$9 per cwt. (liveweight) premium above the USDA Kansas weighted average price plus the current $0.25 per cwt. formula allowance.
✓Choice Threshold	The threshold for paying premiums for Choice or better grade carcasses is set at 70% Choice.
✓Certified Angus Beef® National Angus Beef™	There are no premiums paid for Certified Angus Beef® and National Angus Beef™ cattle on the NatureSource™ grid.

2. Cash Market	$9.25 per cwt. above the USDA Kansas weighted average price.

3. Forward contract	Basis bid Fixed live price bid

There are a limited number of cattle that can be accepted into the NatureSource™ program at this time. USPB members wanting to produce NatureSource™ cattle will need to be approved by NBP. Please call our office at 866-877-2525 to learn more about how you can participate in the NatureSource™ program.